Exhibit 99.1

June 8, 2018

Altice N.V. and Altice USA Announce Implementation of Separation,

Altice N.V. and Altice USA Announce Effectiveness of Board
Appointments and Altice N.V. Announces Name Change to Altice
Europe N.V.

June 8, 2018 — Altice N.V. (“Altice NV”, Euronext: ATC, ATCB) and Altice USA, Inc. (“Altice USA”, NYSE: ATUS) today announce that the planned separation of Altice USA from Altice NV (the “Separation”) has been implemented.

The Separation took place today by way of a special distribution in kind by Altice NV of its 67.2% interest in Altice USA to Altice NV shareholders out of Altice NV’s share premium reserve (the “Distribution”).(1) Altice NV instructed its agent to transfer to each shareholder of Altice NV as of 18:00 CET on May 23, 2018, the Distribution record date, 0.4163 shares of Altice USA common stock for every share held by such shareholder in Altice NV’s capital on the Distribution record date.

Between May 24, 2018 and June 4, 2018, each Altice NV shareholder was given the opportunity to elect the percentage of shares of Altice USA Class A common stock and shares of Altice USA Class B common stock such shareholder would receive in the Distribution, whereby the number of shares of Altice USA Class B common stock to be distributed was subject to a cap of 50% of the total shares of Altice USA common stock being distributed (the “Class B Cap”). Because the Class B Cap has been exceeded, the shares of Altice USA Class B common stock delivered to Altice NV’s shareholders of record who elected to receive them were subject to proration, and such shareholders received shares of Altice USA Class A common stock in lieu of the portion of shares of Altice USA Class B common stock that was cut back. Altice NV shareholders who did not make an election received shares of Altice USA Class A common stock.

As announced by Altice NV and Altice USA on June 7, 2018, the total number of shares of Altice USA Class A common stock and Altice USA Class B common stock that have been distributed are:

Altice USA Class A common stock	247,683,489	(2)
Altice USA Class B common stock	247,683,443	(2)

(1)                                The Distribution excluded shares indirectly owned by Altice NV through Neptune Holding US LP.

(2)                                Fractional shares of Altice USA common stock will not be distributed in the Distribution. Fractional shares of Altice USA Class A common stock and Altice USA Class B common stock (after conversion into shares of Altice USA Class A common stock) will be aggregated into whole shares of Class A common stock, which will be sold in the open market at prevailing market prices. These numbers therefore reflect the conversion of 23 shares of Altice USA Class B common stock into Altice USA Class A common stock for purposes of selling them in the open market.

Following the Distribution, there will be 489,384,523 shares of Altice USA Class A common stock and 247,684,443 shares of Altice USA Class B common stock outstanding.

As previously disclosed in the registration statement including a US prospectus relating to the shares of Altice USA common stock to be distributed in the Distribution filed by Altice USA with the US Securities and Exchange Commission (the “SEC”), one of the conditions to the implementation of the Distribution was the entry into a trademark license agreement between Next Alt and Altice USA.  The terms and conditions of the trademark license agreement remain subject to ongoing discussions. Therefore, pursuant to the Master Separation Agreement entered into by Altice NV and Altice USA in connection with the Separation, the board of directors of Altice NV waived this condition.

In connection with the Distribution, Altice USA has filed a registration statement including a US prospectus relating to the shares of Altice USA common stock to be distributed in the Distribution which was declared effective by the SEC on May 23, 2018. In addition, Altice USA has published an EU prospectus on May 24, 2018, which has been approved by the Dutch Authority for the Financial Markets. Copies of the US prospectus and the EU prospectus may be obtained free of charge from Altice USA’s website (http://investors.alticeusa.com/investors/Separation-of-Altice-USA-from-Altice-NV/default.aspx ) and from Altice N.V.’s website (www.altice.net/separation-altice-usa-altice-nv) and during usual business hours on any weekday from the principal executive office of Altice USA at 1 Court Square West, Long Island City, NY 11101, United States of America and the registered office of Altice N.V. at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Altice NV changes name to “Altice Europe N.V.”

In connection with the Separation, Altice NV today announces that it amended its articles of association to change its name to “Altice Europe N.V.”. Trading of Altice NV shares on Euronext Amsterdam under the name “Altice Europe N.V.” is expected to take place on June 12, 2018.

Appointment of Mr. Drahi to the Altice Europe N.V. board effective

The appointment of Mr. Patrick Drahi as executive director of the board of Altice Europe N.V. is effective as of today and ends immediately after the annual General Meeting to be held in 2022.

Appointment of new directors to the Altice USA board effective

As previously disclosed, the board of directors of Altice USA will consist of nine members following the Separation.  Effective as of today, Mr. Patrick Drahi, Mr. Charles Stewart and

Mr. Gerrit Jan Bakker have been appointed to the Altice USA board of directors, and Mr. Drahi will serve as the Chairman. Mr. Charles Stewart will continue in his role as Co-President and Chief Financial Officer of Altice USA and Mr. Gerrit Jan Bakker will continue in his role as Treasurer of Altice Europe.

Contacts

Head of Investor Relations Altice USA

Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

Head of Investor Relations Altice Europe

Coralie Durbec: +41 79 913 0429 / coralie.durbec@altice.net

Head of Communications Altice USA

Lisa Anselmo: +1 929 418 4362 / lisa.anselmo@alticeusa.com

Head of Communications Altice Europe

Arthur Dreyfuss: +41 79 946 4931 / arthur.dreyfuss@altice.net

About Altice Europe

Altice Europe (ATC & ATCB), listed on Euronext Amsterdam, is a convergent leader in telecoms, content, media, entertainment and advertising. Altice delivers innovative, customer-centric products and solutions that connect and unlock the limitless potential of its over 30 million customers over fiber networks and mobile broadband. Altice is also a provider of enterprise digital solutions to millions of business customers. The company innovates with technology, research and development and enables people to live out their passions by providing original content, high-quality and compelling TV shows, and international, national and local news channels. Altice delivers live broadcast premium sports events and enables its customers to enjoy the most well-known media and entertainment.

About Altice USA

Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million Residential and Business customers across 21 states through its Optimum and Suddenlink brands.